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[Salomon Smith Barney Letterhead]                              Exhibit 99 (b)(1)



October 29, 1999

General Partner
PIMCO Advisors Holdings L.P.
800 Newport Center Drive
Newport Beach, California 92260

General Partners
PIMCO Advisors L.P.
800 Newport Center Drive
Newport Beach, California 92260

Dear General Partners:

          PIMCO Advisors Holdings L.P. ("Holdings LP"), PIMCO Advisors L.P. ("Advisors LP"), Pacific Asset Management LLC ("PacMan"), PIMCO Partners G.P. ("Partners GP"), PIMCO Partners, LLC ("Partners LLC"), PIMCO Holding LLC ("Holding LLC"), Allianz of America, Inc. ("AZOA") and the other parties named therein propose to enter into the Implementation and Merger Agreement, to be dated as of October 31, 1999 (the "Agreement"), pursuant to which, among other things:

          (i) a newly formed limited partnership, indirectly wholly owned by AZOA, will be merged with and into Holdings LP, with Holdings LP as the surviving entity, in a transaction (the "Holdings LP Merger") in which each outstanding unit of limited partnership interest in Holdings LP (the "Holdings LP Units") will be converted into the right to receive, without interest, an amount in cash equal to the Unit Price (as defined in the Agreement) (the "Holdings LP Merger Consideration");

          (ii) the Class A units of limited partnership interest in Advisors LP ("Class A Advisors LP Units") held by PacMan or Pacific Financial Products, Inc. immediately prior to the effective time of the Advisors LP Merger (as defined below) (including certain Class A Advisors LP Units to be distributed to PacMan by its affiliates prior thereto pursuant to the Agreement), other than those burdened by employment termination and noncompetition agreements with current or former employees, will be exchanged for Class E units of membership interest in a newly formed limited liability company owned directly or indirectly by AZOA ("Advisors LP Merger Sub"), which in the Advisors LP Merger will be converted into new Class E units of limited partnership interest in Advisors LP ("New Class E Units"), which New Class E Units will be subject to certain purchase and sale arrangements with AZOA pursuant to the Continuing
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     Investment Agreement to be entered into between AZOA and PacMan prior to the closing (the "Closing") of the Advisors LP Merger (collectively, the "Pacific Arrangements");

          (iii) the Class A Advisors LP Units held by affiliates of PacMan that are burdened by ETAs (as defined in the Agreement) with persons who have agreed to an amendment of their ETAs extending their non-competition obligations (an "ETA Amendment") will be acquired by an affiliate of AZOA for cash and stock of Allianz A.G.;

          (iv) Advisors LP Merger Sub will be merged with and into Advisors LP, with Advisors LP as the surviving entity, in a transaction (the "Advisors LP Merger") in which (A) each Class A Advisors LP Unit outstanding as of immediately prior to the effective time of the Advisors LP Merger, other than (1) Class A Advisors LP Units exchanged or acquired as described in clauses (ii) and (iii) above, (2) Class A Advisors LP Units held by Advisors LP Merger Sub and (3) Class A Advisors LP Units converted as described in clause (iv)(C) below, will be converted into the right to receive, without interest, an amount in cash equal to the Unit Price (the "Advisors LP Merger Consideration"), (B) each Class C unit and Class D unit of limited partnership interest in Advisors LP outstanding as of immediately prior to the effective time of the Advisors LP Merger will remain outstanding and unaffected by the Advisors LP Merger, (C) the Class A Advisors LP Units held by affiliates of PacMan that are burdened by ETAs with persons who have not agreed to ETA Amendments will be converted into new Class B units of limited partnership interest in Advisors LP, (D) the Class A units of membership interest in Advisors LP Merger Sub will be converted into new Class A units of limited partnership interest in Advisors LP, and (E) the Class E units of membership interest in Advisors LP Merger Sub will be converted into New Class E Units (as described in clause (ii) above); and

          (v) certain related transactions described in the Agreement with or otherwise relating to key employees of Advisors LP and its subsidiaries will be effected at or prior to the Closing, including without limitation the entering into of certain severance arrangements and employment agreements that will become effective as of the Closing, the establishment of certain arrangements for payments to be made in cash and stock of Allianz A.G. pursuant to the ETAs and the entering into of ETA Amendments in connection therewith (as described in clause (iii) above), the establishment of a five-year retention incentive bonus program and a seven-year variable retention incentive bonus program, the grant of stock of Allianz A.G. to certain key employees, and the equitization of a portion of the existing Pacific Investment Management Company profit-sharing plan (collectively, the "Management Arrangements"),

(the transactions described in clauses (i), (ii), (iii), (iv) and (v) of this sentence or otherwise set forth in the Agreement, collectively, the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Agreement.
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          You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of (i) the Holdings LP Merger Consideration to the holders of Holdings LP Units, other than the Excluded Holders (as defined below), (the "Holdings Covered Units"), and (ii) the Advisors LP Merger Consideration to the holders of Class A Advisors LP Units, other than the Excluded Holders, (the "Advisors Covered Units"). For purposes of this opinion, "Excluded Holders" means Pacific Life Insurance Company and each of its affiliates (including without limitation those entities holding the Class A Advisors LP Units that are burdened by the ETAs), Partners LLC, Partners GP and each of the managing directors of Pacific Management Investment Company (including without limitation any units held for the benefit of such persons).

          In connection with rendering our opinion, we have, among other things:
(i) reviewed the October 27, 1999 draft of the Agreement (including the exhibits thereto) in the form provided to us, and have taken into account the terms of the Transaction set forth therein, including without limitation the Pacific Arrangements and the Management Arrangements; (ii) reviewed certain publicly available business and financial information that we deemed relevant relating to Holdings LP, Advisors LP and the industry in which they operate; (iii) reviewed certain internal non-public financial and operating data and other information provided to us by the management of Holdings LP and Advisors LP relating to Holdings LP's and Advisors LP's respective businesses, including certain forecast and projection information as to the future financial results of such businesses; (iv) reviewed certain publicly available business and financial information with respect to certain other companies that we believed to be relevant or comparable in certain respects to Holdings LP and Advisors LP, and the trading markets for such other companies' securities; (v) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Holdings LP Units; (vi) reviewed the financial terms (including without limitation arrangements with management and controlling persons to the extent publicly available) of certain business combinations and acquisition transactions we deem reasonably comparable to the Transaction and otherwise relevant to our inquiry; (vii) discussed with members of senior management and other officers, employees and representatives of Holdings LP and Advisors LP the foregoing, including the past and current business operations, financial condition and prospects of Holdings LP and Advisors LP; and (viii) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant to our inquiry.

          In our review and analysis and in arriving at our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available.
We also have assumed that the final form of the Agreement (including the exhibits thereto) will not vary in any respect that is material to our analysis from the last draft reviewed by us. With respect to Holdings LP's and Advisors LP's financial projections provided to, discussed with or reviewed for us by the management of Holdings LP or Advisors LP, respectively, we have been advised by management of Holdings LP and Advisors LP, respectively, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments on the part of management of Holdings LP or
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Advisors LP, respectively, as to the future financial performance of Holdings LP or Advisors LP, as applicable.  We express no view as to such projections or
information or the assumptions on which they are based.   We have not assumed
any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities of Holdings LP or Advisors LP, nor for conducting a physical inspection of the properties and facilities of Holdings LP or Advisors LP, and we have not been furnished with any such evaluation or appraisal. We have relied upon counsel to Holdings LP and Advisors LP with respect to interpretations of the provisions contained in the constituent documents and related agreements of Holdings LP and Advisors LP and the application of applicable law to such documents and agreements. Our opinion necessarily is based on market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address the underlying business decision to effect the Transaction.

          In connection with the preparation of this opinion, we have not been engaged by Holdings LP or Advisors LP to solicit third-party indications of interest for the acquisition of all or any part of Holdings LP or Advisors LP, and we have not participated in the structuring of the Transaction or the negotiation of the terms of the Agreement.

          As you are aware, Salomon Smith Barney Inc. ("SSB") has acted as a financial advisor to Holdings LP and Advisors LP in connection with the Transaction and will receive a fee for such services, all of which fee will be received in connection with the delivery of this opinion. In addition, Holdings LP and Advisors LP have agreed to indemnify us for certain liabilities arising out of our engagement. We, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, investment banking, financial advisory and other related services to Holdings LP, Advisors LP, Allianz A.G. and/or their respective affiliates, as the case may be, for which we have or will receive fees. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Holdings LP, Allianz A.G. and/or their respective affiliates, as the case may be, for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain business relationships with Holdings LP, Advisors LP, Allianz A.G. and/or their respective affiliates.

          This opinion is for the use and benefit of Advisors LP, Holdings LP, Partners GP, Partners LLC and Holding LLC in the evaluation of the Transaction and shall not be used for any other purposes. Except for the foregoing persons, this opinion is not intended to be relied upon or confer any rights or remedies upon any person, including any employee, creditor, partner, member or other equityholder of Holdings LP, Advisors LP, Partners LLC or any of their respective affiliates. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to SSB or any of its affiliates be made by Holdings LP, Advisors LP, Partners LLC or any of their respective affiliates, without the prior written consent of SSB.
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          Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Holdings LP Merger Consideration is fair, from a financial point of view, to the holders of Holdings Covered Units, and (ii) the Advisors LP Merger Consideration is fair, from a financial point of view, to the holders of Advisors Covered Units.


                                             Very truly yours,



                                             SALOMON SMITH BARNEY INC.